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                                                                     Exhibit 99b
                                                                     Page 1 of 1

                     [HOST MARRIOTT LOGO AND LETTERHEAD]

HOST MARRIOTT TO OFFER
25 MILLION SHARES OF COMMON STOCK

BETHESDA, MD, Jan. 11, 1996 -- Host Marriott Corporation said today that it has filed a registration statement with the Securities and Exchange Commission for the public offering by the company of approximately 25 million shares of its common stock. Based on the closing price of the common stock of 11-5/8 on Wednesday, January 10, the shares would have a combined market value of approximately $291 million.

     Net proceeds from the offering are expected to be used for the acquisition of hotels or related assets. To the extent that they are not used for that purpose, net proceeds are expected to be used for general corporate purposes.

     The offering will be managed by Donaldson, Lufkin & Jenrette Securities Corporation and co-managed by Goldman, Sachs & Co., Salomon Brothers Inc., Smith Barney Inc., Montgomery Securities, and BT Securities Corporation.

     Host Marriott Corporation is a lodging real estate company which currently owns 90 properties primarily operated under Marriott brand names.

      A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

      This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.